As filed with the Securities and Exchange Commission on June 14, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Butterfly Network, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-4618156
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1600 District Avenue
Burlington, MA 01803
(Address, including zip code, of registrant’s principal executive offices)

Amended and Restated 2020 Equity Incentive Plan
Butterfly Network, Inc., 2024 Employee Stock Purchase Plan
(Full Title of the Plan)

Joseph M. DeVivo
Chief Executive Officer
Butterfly Network, Inc.
1600 District Avenue
Burlington, MA 01803
Telephone: (203) 689-5650
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement registers (i) an aggregate of 16,336,038 additional shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of Butterfly Network, Inc. (the “Registrant”) reserved under the Butterfly Network, Inc. Amended and Restated 2020 Equity Incentive Plan (the “2020 Plan”), representing (x) an increase of 8,030,089 shares reserved under the 2020 Plan, effective January 1, 2023, and (y) an increase of 8,305,949 shares reserved under the 2020 Plan effective January 1, 2024, in each case by operation of the 2020 Plan’s “evergreen” provision and (ii) 4,200,000 shares of Class A common stock to be issued pursuant to the Butterfly Network, Inc. 2024 Employee Stock Purchase Plan. This registration statement registers additional securities of the same class as other securities for which a registration statement filed on Form S-8 (File No. 333-256044) relating to an employee benefit plan is effective. The information contained in the Registrant’s registration statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on May 12, 2021 and March 1, 2022 (SEC File No. 333-256044 and SEC File No. 333-263151), respectively, is hereby incorporated by reference pursuant to General Instruction E of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 4, 2024, including the information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K from its Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 26, 2024;
(b)The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 1, 2024;
(c)The Registrant’s Current Report on Form 8-K, filed with the SEC on May 1, 2024;
(d)The description of the Common Stock contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K/A for the year ended December 31, 2021, filed with the SEC on March 28, 2022.

In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered hereby have been sold or which deregister all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”), permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses, including attorney’s fees, actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The amended and restated certificate of incorporation and the amended and restated bylaws of the registrant provide that the registrant may indemnify its directors, officers, employees or agents to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The current certificate of incorporation of the registrant provide for such limitation of liability.

We have entered into indemnification agreements with each of our directors and officers in which we have agreed to indemnify and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, against all expenses, losses and liabilities incurred by the indemnitee or on the indemnitee’s behalf arising from the fact that such person is or was a director, officer, employee or agent of our company or our subsidiaries.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Filed Herewith	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number

4.1	Third Amended and Restated Certificate of Incorporation of Butterfly Network, Inc.		Form 8-K (Exhibit 3.1)	6/13/2024	001-39292

4.2	Amended and Restated Bylaws of Butterfly Network, Inc.		Form 8-K (Exhibit 3.2)	2/16/2021	001-39292

4.3	Specimen Class A Common Stock Certificate.		Form 8-K (Exhibit 4.1)	2/16/2021	001-39292

4.4	Warrant Agreement, dated as of May 20, 2020, by and between Butterfly Network, Inc. (formerly Longview Acquisition Corp.) and Continental Stock Transfer & Trust Company.		Form 8-K (Exhibit 4.1)	5/27/2020	001-39292

5.1	Opinion of Goodwin Procter LLP.	X

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Butterfly Network, Inc.	X

23.2	Consent of Goodwin Procter (included in Exhibit 5.1).	X

24.1	Power of Attorney (included on the signature page hereof).	X

99.1+	Butterfly Network, Inc. Amended and Restated 2020 Equity Incentive Plan.		Form 10-K (Exhibit 10.19.1)	3/29/2021	001-39292

99.2+	Form of Stock Option Agreement under 2020 Equity Incentive Plan.		Form 8-K (Exhibit 10.15.2)	2/16/2021	001-39292

99.3+	Form of Restricted Stock Unit Agreement under 2020 Equity Incentive Plan.		Form S-8 (Exhibit 99.3)	5/12/2021	333-256044

99.4+	Butterfly Network, Inc. 2024 Employee Stock Purchase Plan		Form 8-K (Exhibit 10.1)	6/13/2024	001-39292

107	Filing Fee Table	X

+  Denotes management contract or compensatory plan or arrangement.

Item 9.Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included on a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Commonwealth of Massachusetts, on June 14, 2024.

BUTTERFLY NETWORK, INC.

By:	/s/ Joseph DeVivo
Joseph DeVivo
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Joseph DeVivo and Heather C. Getz, CPA, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Joseph DeVivo	President, Chief Executive Officer, and Chairman of the Board (Principal Executive Officer)	June 14, 2024
Joseph DeVivo

/s/ Heather C. Getz, CPA	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 14, 2024
Heather C. Getz, CPA

/s/ Dawn Carfora	Director	June 14, 2024
Dawn Carfora

/s/ Elazer Edelman, M.D., Ph.D.	Director	June 14, 2024
Elazer Edelman, M.D., Ph.D.

/s/ S. Louise Phanstiel	Director	June 14, 2024
S. Louise Phanstiel

/s/ Larry Robbins	Director	June 14, 2024
Larry Robbins

/s/ Jonathan M. Rothberg, Ph.D.	Director	June 14, 2024
Jonathan M. Rothberg, Ph.D.

/s/ Erica Schwartz, M.D., J.D., M.P.H.	Director	June 14, 2024
Erica Schwartz, M.D., J.D., M.P.H.